Exhibit 99.1

LogMeIn Names William R. Wagner President

BOSTON, January 21, 2015 – LogMeIn, Inc. (NASDAQ: LOGM) today announced the promotion of William (Bill) R. Wagner to President, effective immediately. A cloud and technology industry veteran, Wagner joined LogMeIn in 2013 as Chief Operating Officer. He will now serve as President and Chief Operating Officer, and will continue to report to LogMeIn’s co-founder and Chief Executive Officer, Michael Simon.

“Bill has played an instrumental role in helping us scale and continually improve the business since he joined the company,” said Michael Simon, LogMeIn co-founder and CEO. “His sales, marketing and operational expertise have proven to be a great complement to our executive team. We believe Bill’s leadership skills will prove to be highly advantageous as we look to capitalize on some of the most transformative market opportunities in all of technology.”

“It has been tremendously rewarding to work with a great team at LogMeIn over the past two years to accelerate the company’s growth,” said Wagner. “A pioneer in helping people connect to their remote devices, today we are disrupting the enormous collaboration market with join.me and are poised to emerge as a leader in the ‘Internet of Things’ – a market many are describing as the largest technology opportunity in decades.”

About LogMeIn, Inc.

LogMeIn (NASDAQ:LOGM) transforms the way people work and live through secure connections to the computers, devices, data, and people that make up their digital world. The company’s cloud services free millions of people to work from anywhere, empower IT professionals to securely embrace the modern cloud-centric workplace, give companies new ways to reach and support today’s connected customer, and help businesses bring the next generation of connected products to market.

LogMeIn is headquartered in Boston’s Innovation District with offices in Australia, Hungary, India, Ireland, and the UK.

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Media contact:

Craig VerColen

press@logmein.com

+1-781-897-0696